CARPENTER TECHNOLOGY CORPORATION

POWER OF ATTORNEY

The undersigned hereby constitutes and appoints K. Douglas Ralph and Oliver C. Mitchell, Jr., and each of them, with full power to act without the other, as true and lawful attorneys-in-fact and agents to sign U.S. Securities and Exchange Commission Form 3, Initial Statement of Beneficial Ownership of Securities; Form 4, Statement of Changes in Beneficial Ownership; Form 5, Annual Statement of Changes in Beneficial Ownership, and Form 144, Notice of Proposed Sale of Securities, which Forms are required to be filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, to sign any and all amendments for such Forms 3, 4 and 5; and to file the same, together with all exhibits or other documents in connection therewith, with the Securities and Exchange Commission; granting to such attorneys-in-fact, and each of them, full power and authority to do and perform each and every act required to be done in connection therewith, as fully as the undersigned might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact or any of them, or their substitutes, may do or cause to be done by virtue thereof.

I hereby approve, ratify, and confirm any action taken by my said attorneys and successors appointed hereunder, until this power is duly revoked under my hand.

IN WITNESS WHEREOF, the undersigned has executed this Power of Attorney on the 26th day of September, 2007.

/s/Stephen M. Ward, Jr.

Stephen M. Ward, Jr.

Director